    FORM 4                            U.S. SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549
+--+ Check this box if no
|  | longer subject to             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
+--+ Section
     16. Form 4 or Form 5             Filed pursuant to Section 16(a) of the
     obligations may                 Securities Exchange Act of 1934, Section
     continue.  See                 17(a) of the Public Utility Holding Company
     Instruction 1(b).                  Act of 1935 or Section 30(f) of the
                                          Investment Company Act of 1940


1.  Name and Address of Reporting Person

     Milne                    John                              N.
--------------------------------------------------------------------------------
    (Last)                  (First)                         (Middle)

C/O United Rentals, Inc.
Five Greenwich Office Park
--------------------------------------------------------------------------------
                                    (Street)


   Greenwich                         CT                            06830
--------------------------------------------------------------------------------
    (City)                        (State)                          (Zip)

2.  Issuer Name and Ticker or Trading Symbol
     United Rentals, Inc.       URI

3.  IRS or Social Security                              4.  Statement for
    Number of Reporting                                     Month/Year
    Person (Voluntary)
                                                            March 2002


                                                        5.  If Amendment,
                                                            Date of Original
                                                            (Month/Year)

6.  Relationship of Reporting Person to Issuer
                (Check all applicable)

       X      Director                               10% Owner
    -------                                  -------

       X    Officer (give title below)               Other (specify title below)
    -------                                  -------

                        Vice Chairman, President and CAO
                        --------------------------------

       X    Form Filed by One Reporting Person
     -----

            Form Filed by More than One Reporting Person
     -----

------------------------------------------------------------------------------------------------------------------------------------
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security  2.  Trans-  3.  Trans-     4.  Securities Acquired (A)       5.  Amount of       6.  Owner-    7.  Nature
    (Instr. 3)             action      action         or Disposed of (D)                Securities          ship          of In-
                           Date        Code           (Instr. 3, 4 and 5)               Beneficially        Form:         direct
                                       (Instr. 8)                                       Owned at            Direct        Bene-
                           (Month/                                                      End of              (D) or        ficial
                            Day/                                                        Month               Indirect      Owner-
                            Year)                                                                           (I)           ship
                                                                                       (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
                                                               (A) or
                                      Code    V     Amount       (D)      Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              3/21/02      M            300,000       A       $12.4375
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Common Stock              3/22/02      S            850,000       D        $26.25       2,201,537           (1)          (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)

                       (Print or Type Responses)               Page 1 of 3 pages

  Table II - Derivative Securities Acquired, Disposed of or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of Derivative    2.  Conver-    3.  Trans-    4.  Transac-      5.  Number of
    Security                   sion or        action        tion Code         Deriv-
    (Instr. 3)                 Exercise       (Month/      (Instr. 8)         ative
                               Price            Day/                          Securities
                               of              Year)                          Acquired
                               Deriv-                                         (A) or
                               ative                                          Disposed of (D)
                               Security
                                                                             (Instr. 3, 4,
                                                                             and 5)

                                                         -------------------------------
                                                         Code     V        (A)      (D)
------------------------------------------------------------------------------------------
Stock Option                $12.4375       3/21/02        M                       300,000
------------------------------------------------------------------------------------------

6.  Date           7.  Title and          8.  Price     9.  Number of   10. Owner-        11. Nature of
    Exercisable        Amount of              of            Deriv-          ship Form         Indirect
    and                Underlying             Deriv-        ative           of De-            Bene-
    Expiration         Securities             ative         Secur-          rivative          ficial
    Date               (Instr. 3 and 4)       Secur-        ities           Secur-            Own-
    (Month/Day/                               ity           Bene-           ity;              ership
    Year)                                                   ficially        Direct
                                                            Owned           (D) or            (Instr. 4)
                                             (Instr.        at End          Indirect
                                              5)            of              (I)
                                                            Month
                                                           (Instr. 4)      (Instr. 4)


   ------------------------------------------
   Date      Expira-               Amount or
   Exer-     tion                  Number of
   cisable   Date        Title     Shares

-----------------------------------------------------------------------------------------------------------
                         Common
   10/9/99   10/9/08     Stock      300,000                 450,000         D
-----------------------------------------------------------------------------------------------------------


Explanation of Responses:
See continuation page 3

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



           John N. Milne                             March 26, 2002
        ----------------------                     -------------------
     Signature of Reporting Person                        Date

                     Form 4 Continuation Sheet--Page 3 of 3

1.  Name and address of Reporting Person
         John  N. Milne
         C/o United Rentals, Inc.
         Five Greenwich Office Park
         Greenwich,  CT 06830

2.  Issuer Name and Ticker or Trading Symbol
         United Rentals, Inc.     URI
4.  Statement for Month/Year
         March 2002

Explanation of Responses:

(1)         The indicated shares are comprised of the following:

Direct Ownership:
----------------

The following shares are directly owned: (i) 1,037,251 outstanding shares; (ii) 714,286 shares that are not outstanding, but which may be acquired pursuant to currently exercisable warrants; and (iii) 450,000 shares that are not outstanding, but which may be acquired pursuant to currently exercisable options.